EXHIBIT 10.12

This LOAN AND SECURITY AGREEMENT is entered into as of June 25, 2003, by and between COMERICA BANK-CALIFORNIA, a California Banking Corporation (“Bank”) and MGAM SYSTEMS, INC., a Delaware Corporation, and MEGABINGO, INC., a Delaware Corporation (collectively, “Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower, jointly and severally, promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Revolving Advances.

(i) Amount. Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Committed Revolving Line or (B) the Borrowing Base, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account.

(c) Capital Expenditure Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make advances (each a “Capital Expenditure Advance” and, collectively, the “Capital Expenditure Advances”) to Borrower in three tranches, Tranche A, Tranche B and Tranche C. The advances under Tranche A shall be made on or before September 20, 2003, in a single advance, and shall be used solely to pay or reimburse Borrower for capital expenditures of Borrower approved by Bank that were incurred by Borrower after January 1, 2003 but before the date of this Agreement, as reflected in a capital expenditure report delivered to Bank on or about the date of the Tranche A Advance that has been certified as accurate by a Responsible Officer; provided, that if the advance under Tranche A is made after July 20, 2003, then the amount of the advance under Tranche A must be at least $2,000,000.00 (regardless of the amount set forth in the capital expenditure report) and Borrower must obtain an advance under Tranche A. Borrower may request Capital Expenditure Advances under Tranche B at any time from the day after the Tranche A Capital Expenditure Advance through the Tranche B Availability End Date. Borrower may request Capital Expenditure Advances under Tranche C at any time from the Tranche B Availability End Date through the Tranche C Availability End Date. The aggregate amount of the Tranche A Capital Expenditure Advances, Tranche B Capital Expenditure Advances and Tranche C Capital Expenditure Advances shall not exceed the Capital Expenditure Line. Whenever Borrower desires a Capital Expenditure Advance under Tranche B or Tranche C, Borrower shall deliver to Bank for its reasonable approval a capital expenditure report reflecting the capital expenditures incurred by Borrower during the prior 90 days for which Borrower desires an advance, which capital expenditure report shall exclude any capital expenditures for which Borrower has previously requested a Capital Expenditure Advance under this Agreement and which capital expenditure report shall be certified as accurate by a Responsible Officer. Each Capital Expenditure Advance shall not exceed 80% of the amount (excluding taxes, shipping, warranty charges, freight discounts and installation expense) of certified capital expenditures (which Borrower shall, in any case, have incurred within 90 days of the date of the corresponding Capital Expenditure Advance, except with respect to Tranche A which shall have been incurred no earlier than January 1, 2003) as reflected in the applicable capital expenditure reports and which have been reasonably approved by Bank.

(ii) Interest shall accrue from the date of each Capital Expenditure Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). The Capital Expenditure Advances under Tranche A shall be payable as if payable in 36 equal monthly installments of principal, plus all accrued interest, beginning on the 1st day of the second full calendar month after the month in which the Tranche A Advance occurred (for example, if the Tranche A Advance occurred on July 15, 2003, the first payment would be on September 1, 2003) and continuing on the same day of each month thereafter through the Capital Expenditure Maturity Date, at which time all amounts due in connection with Tranche A Capital Expenditure Advance made under this Section 2.1(c) shall be immediately due and payable. Any Capital Expenditure Advances that are outstanding under Tranche B on the Tranche B Availability End Date shall be payable in 30 equal monthly installments of principal, plus all accrued interest, beginning on February 1, 2004, and continuing on the same day of each month thereafter through the Capital Expenditure Maturity Date, at which time all amounts due in connection with Tranche B Capital Expenditure Advance made under this Section 2.1(c) shall be immediately due and payable. Any Capital Expenditure Advances that are outstanding under Tranche C on the Tranche C Availability End Date shall be payable in 24 equal monthly installments of principal, plus all accrued interest, beginning on August 1, 2004, and continuing on the same day of each month thereafter through the Capital Expenditure Maturity Date, at which time all amounts due in connection with Tranche C Capital Expenditure Advance made under this Section 2.1(c) and any other amounts due under this Agreement shall be immediately due and payable. Capital Expenditure Advances, once repaid, may not be reborrowed. Borrower may prepay any Capital Expenditure Advances without penalty or premium. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to be applied to any Capital Expenditures Advances, after payment of accrued but unpaid interest thereon, on a “first-in-first-out” basis so that the Capital Expenditures Advances shall be repaid in the chronological order the Borrower borrowed the Capital Expenditure Advances.

(iii) Notwithstanding the provisions of Section 2.1(ii) above, if the Borrower delivers to Bank written evidence reasonably acceptable to Bank that the National Indian Gaming Commission has certified that all Revenue Generating EPS constitute “class II gaming” under the Indian Gaming Regulatory Act, then the Capital Expenditure Maturity Date shall be extended to June 25, 2008, and the required monthly payments due under the Capital Expenditure Line shall be recalculated to be equal to the then outstanding aggregate principal balance of Tranche A, Tranche B and Tranche C divided by the number of full months remaining until the extended Capital Expenditure Maturity Date, plus all accrued interest, with the first of such recalculated monthly payments due on the 1st day of the calendar month immediately following Bank’s approval of such written evidence and successive payments due and payable on the same day of each calendar month thereafter until the extended Capital Expenditure Maturity Date, at which time all amounts due in connection with Capital Expenditure Advance made under this Section 2.1(c) and any other amounts due under this Agreement shall be immediately due and payable. Bank’s calculation of any required monthly payment amount shall be conclusive and binding, absent manifest error.

(iv) When Borrower desires to obtain a Capital Expenditure Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three Business Days before the day on which the Capital Expenditure Advance is to be made. Such notice shall be substantially in the form of Exhibit C. The notice shall be signed by a Responsible Officer or its designee and include the necessary capital expenditure report.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Committed Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a variable rate equal to 1.25% above the Prime Rate; provided, however, that in no event shall the applicable rate of interest ever be less than 5.50% per annum.

(ii) Capital Expenditure Advances. Except as set forth in Section 2.3(b), the Capital Expenditure Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 1.25% above the Prime Rate; provided, however, that in no event shall the applicable rate of interest ever be less than 5.50% per annum.

(b) Late Fee; Default Rate. If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to 5 percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof. During the existence of an Event of Default, Bank may, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts or against the Committed Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.4 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies, except that to the extent Borrower uses the Advances to purchase Collateral, Borrower’s repayment of the Advances shall apply on a “first-in-first-out” basis so that the portion of the Advances used to purchase a particular item of Collateral shall be paid in the chronological order the Borrower purchased the Collateral. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees. Borrower shall pay to Bank the following:

(a) Committed Revolving Line. With respect to the Committed Revolving Line, the Borrower shall pay to Bank (i) a commitment fee equal to $50,000.00, which shall be nonrefundable and payable on the Closing Date, and (b) an additional commitment fee for the period from the Closing Date to and including the Revolving Maturity Date at a rate per annum equal to .125%, payable in arrears, such commitment fee to be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and based on the excess of the Committed Revolving Line for such day over the aggregate amount of the outstanding Advances on such day. The accrued commitment fees payable under (b) above shall be payable on the 20th day of each September, December, March and June prior to the Revolving Maturity Date and on the Revolving Maturity Date;

(b) Capital Expenditure Line. With respect to the Capital Expenditure Line, the Borrower shall pay to the Bank a commitment fee equal to $100,000.00, which shall be nonrefundable and payable on the Closing Date;

(c) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.	CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1);

(d) an intellectual property security agreement for MGAM Systems, Inc.;

(e) an intellectual property security agreement for MegaBingo, Inc.;

(f) an intellectual property security agreement for Multimedia Games, Inc.;

(g) agreement to provide insurance;

(h) payment of the fees and Bank Expenses then due specified in Section 2.5;

(i) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(j) an audit of the Collateral, the results of which shall be satisfactory to Bank;

(k) current financial statements;

(l) a lock-box agreement executed by Borrower and Bank, containing terms reasonably acceptable to Bank, pursuant to which all account debtors are required to make payment of any Accounts to an account maintained with Bank and pursuant to which Bank may apply such amounts in such account to Obligations at any time during the existence of any Event of Default;

(m) originals of all agreements of the Borrower with any users or operators of gaming devices or other equipment, to the extent such agreements constitute chattel paper, including without limitation all agreements giving rise to any Eligible Accounts to the extent such agreements constitute chattel paper;

(n) an opinion of counsel for Borrower, opining that Borrower’s Real Time Bingo game constitutes a “class II gaming” device under the Indian Gaming Regulatory Act, and otherwise in form and substance reasonably acceptable to Bank; and

(o) such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that describe the Collateral and to describe the Collateral as all assets of Borrower of the kind pledged hereunder and which contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be signed by Bank on behalf of Borrower, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper and delivering the originals of such chattel paper to Bank.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower and each other Subsidiary is a corporation duly existing under the laws of the Borrower State and qualified and licensed to do business in the State of Texas. Multimedia Games, Inc. is a corporation duly existing under the laws of the State of Texas and qualified and licensed to do business in the State of Texas. If Bank reasonably determines that the failure of Borrower, any other Subsidiary or Multimedia Games, Inc. to qualify to do business in any state is likely to have a Material Adverse Effect, Borrower will qualify to do business, and will cause each other Subsidiary and Multimedia Games, Inc. to so qualify to do business, in each such state.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Collateral is located solely in the Collateral States. The Eligible Accounts are bona fide existing obligations. The property or services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an Eligible Account. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s affiliates.

5.4 Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for licenses granted by Borrower to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and, except as set forth in the Schedule, no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than 10% of its gross revenue in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.6 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Multimedia Games, Inc., Borrower or any other Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Multimedia Games, Inc., Borrower and any other Subsidiary that are delivered by Borrower to Bank fairly present in all material respects the consolidated financial condition as of the date thereof of Multimedia Games, Inc., Borrower and each other Subsidiary, and the consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of such parties since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Multimedia Games, Inc., Borrower and each other Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from any such party’s failure to comply with ERISA that is reasonably likely to result in any such party incurring any liability that could have a Material Adverse Effect. No such party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No such party is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each such party has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Each such party is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. No such party has violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect. Each such party has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments. Multimedia Games, Inc. does not own any stock, partnership interest or other equity securities of any Person, except for Subsidiaries existing on the date of this Agreement and Permitted Investments.

5.11 Government Consents. Multimedia Games, Inc., Borrower and each other Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, it shall do all of the following and it shall cause each of Multimedia Games, Inc. and the other Subsidiaries to do all of the following:

6.1 Good Standing and Government Compliance. Maintain its corporate existence and good standing in the state of its organization, maintain qualification and good standing in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized. Meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, except where the failure to meet such requirements would not reasonably be expected to have a Material Adverse Effect. Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could have a Material Adverse Effect. Comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, and maintain in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank: (a) as soon as available, but in any event within 50 days after the end of each fiscal quarter, except the last quarter, a company prepared consolidated balance sheet, income statement and statement of cash flows for Multimedia Games, Inc. and all of its Subsidiaries, including without limitation Borrower, for operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within 95 days after the end of the fiscal year of Multimedia Games, Inc., audited consolidated financial statements of Multimedia Games, Inc. and all of its Subsidiaries, including without limitation Borrower, prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank (BDO Seidman, LLP being confirmed as currently reasonably acceptable to Bank); (c) if applicable, copies of all statements, reports and notices sent or made available generally by Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, to their respective security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, that could result in damages or costs to Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, of $100,000 or more; (e) such budgets, sales projections, operating plans or other financial information generally prepared by Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, in the ordinary course of business as Bank may reasonably request from time to time; (f) within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower or any Guarantor has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of each of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement; and (g) as soon as available, but in any event no later than September 15th of each fiscal year, a company prepared pro-forma consolidated balance sheet and income statement for the next succeeding fiscal year for Multimedia Games, Inc. and all of its Subsidiaries, including without limitation Borrower, containing good faith financial projections for the next succeeding fiscal year, prepared in accordance with GAAP, consistently applied, to the extent applicable, and otherwise in a form reasonably acceptable to Bank and certified by a Responsible Officer.

(a) Within 30 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable as of the last day of such month.

(b) Within 30 days after the last day of each month, Borrower shall deliver to Bank with the Borrowing Base Certificate, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto; provided, that such monthly Compliance Certificate shall only be required to certify as to the “Minimum Cash” and “Revenue Generating EPS Ratio”. Each Compliance Certificate shall be accompanied by a Covenant Calculation Worksheet in the form attached as continuation pages to Exhibit E, appropriately completed with the information required to be certified to in such Compliance Certificate.

(c) Within 50 days after the last day of each fiscal quarter, Borrower shall deliver to Bank with the quarterly financial statements, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto with all information completed. Each Compliance Certificate shall be accompanied by a Covenant Calculation Worksheet in the form attached as continuation pages to Exhibit E, appropriately completed with the information required to be certified to in such Compliance Certificate.

(d) Promptly upon receipt, and in no event more than 3 business day after receipt, Borrower shall deliver to Bank a true, correct and complete copy of any Class III Advisory Letter;

(e) As soon as possible and in any event within 3 calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(f) Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than $100,000.

6.4 Taxes. Make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that each such party has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Multimedia Games, Inc. or any of its Subsidiaries, including without limitation Borrower, need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such party.

6.5 Insurance.

(a) At its expense, keep all Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such party’s business is conducted on the date hereof. Maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Primary Depository. Maintain its primary depository, operating and investment accounts with Bank or Bank’s affiliates. Borrower shall be permitted to maintain cash at Washington Mutual Bank, FA and Wells Fargo Brokerage Services, LLC, as long as within thirty (30) days from the date of this Agreement Borrower delivers to Bank Collateral Account Control Agreements in the form required by Bank, executed by Borrower, Bank and such other banks.

6.7 Financial Covenants. Maintain, on a consolidated basis of Multimedia Games, Inc. and its Subsidiaries, including without limitation Borrower, the following financial ratios and covenants, measured as of the last day of each calendar quarter unless stated otherwise:

(a) Adjusted Quick Ratio. A ratio of Cash plus 80% of Eligible Accounts to Current Liabilities plus (to the extent not already included therein) all Indebtedness to Bank of at least (i) 1.00 to 1.00, when Fixed Charge Coverage Ratio is less than or equal to 1.50 to 1.00, (ii) 0.80 to 1.00, when Fixed Charge Coverage Ratio is greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00, and (iii) 0.60 to 1.00 when Fixed Charge Coverage Ratio is greater than 2.00 to 1.00.

(b) Tangible Net Worth. A Tangible Net Worth of not less than $70,000,000.

(c) Total Liabilities to Tangible Net Worth. A ratio of Total Liabilities to Tangible Net Worth of not more than 1.00 to 1.00.

(d) Minimum Cash. A balance of Cash at Bank and Cash and other financial assets of investment grade quality or otherwise approved by Bank in writing at Bank’s affiliates covered by a control agreement of not less $2,000,000. This covenant shall be measured as of the last day of each calendar month.

(e) Fixed Charge Coverage. A ratio of earnings before interest, taxes and depreciation amortization to the sum of cash capital expenditures plus the current portion of all long-term Indebtedness plus interest expense of at least 1.25 to 1.00. Fixed Charge Coverage ratio shall be calculated on a rolling 4-quarter basis.

(f) Revenue Generating EPS Ratio. The ratio of the total outstanding Capital Expenditure Advances to Revenue Generating EPS shall not exceed $2,000 to 1. This covenant shall be measured as of the last day of each calendar month. If a Class III Advisory Letter is issued and, solely as a result thereof, the exclusion of those revenue-generating assets that are the subject of the Class III Advisory Letter results in a violation of this Section 6.7(f), such violation shall not constitute an Event of Default in and of itself; provided, that until such violation is cured, (i) the Bank shall not be obligated to make any further Credit Extensions and (ii) Borrower shall deposit into a blocked account maintained with Bank, on a daily basis, 10% of all revenues paid (excluding Native American Funds) and, if such violation is not cured by the 90th day after its occurrence, Bank shall have the right to immediately apply all such deposited funds to the Capital Expenditure Advances, and to thereafter apply all such revenues, as received (excluding Native American Funds), to the Capital Expenditures Advances until such time as the violation is cured or the Capital Expenditures Advances are paid in full.

Bank shall have the right, in its sole discretion, to reset any of the financial covenants as often as annually.

6.8 Registration of Intellectual Property Rights.

(a) Register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registerable intellectual property rights now owned or hereafter developed or acquired by any such party, to the extent that such party, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b) Promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c) (i) Give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations by Borrower, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for

Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(d) Execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the priority of Bank’s security interest in the Intellectual Property Collateral.

(e) (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f) Allow Bank to audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9 Consent of Inbound Licensors. Prior to entering into or becoming bound by any license or agreement: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on such party’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.10 Further Assurances. At any time and from time to time execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, no Borrower will do any of the following, nor will any Borrower permit Multimedia Games, Inc. or any of the other Subsidiaries to do any of the following, without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”) all or any part of its business or property, other than Permitted Transfers.

7.2 Change in Name, Location or Executive Office, Change in Business; Change in Fiscal Year; Change in Control. Change its name, the Borrower State, or relocate its chief executive office without 30 days prior written notification to Bank; engage in any business other than or reasonably related or incidental to the businesses currently engaged in; change its fiscal year end, other than to December 31; have a Change in Control.

7.3 Mergers or Acquisitions. Merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Multimedia Games, Inc.), or acquire all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed $100,000 and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the transactions.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or covenant to any other Person that such party in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of its property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Multimedia Games, Inc. may (i) repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former employees pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Multimedia Games, Inc. regardless of whether an Event of Default exists.

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, other than Permitted Investments and Permitted Development Agreements, or maintain or invest any of its property with a Person other than Bank or Bank’s affiliates, other than pursuant to Permitted Development Agreements, unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such party except for transactions that are in the ordinary course of business, upon fair and reasonable terms that are no less favorable than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store any of Borrower’s Inventory or Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank prior written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11 No Investment Company. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Section 6.2 or Section 6.7 or violates any of the covenants or provisions contained in Article 7 of this Agreement; or

(b) Except as specifically provided in subsection (a) above, if Borrower fails to perform any other obligation under Article 6 or violates any other provision of Article 6, and as to any default that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; or

(c) Except as specifically provided in subsections (a) and (b) above, if Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 15 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 15 day period or cannot after diligent attempts by Borrower be cured within such 15 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 45 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Defective Perfection. If Bank shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or Liens of record reflected in the report;

8.4 Material Adverse Change. If there occurs a material adverse change in Borrower’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank’s security interests in the Collateral;

8.5 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $100,000 or that could have a Material Adverse Effect;

8.8 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 10 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment); or

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.11 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty) ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any Guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.9 occur with respect to any Guarantor.

9.	BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h) Bank may credit bid and purchase at any public sale;

(i) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any Guarantor or any other Person liable for any of the Obligations; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (i) to transfer the Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g), (h) and (i) above regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the lock-box account to be established under Section 3.1(k). Regardless of whether any Event of Default exists, Borrower will cause all amounts representing payment on Accounts to be promptly deposited into such lock-box account or other account maintained with Bank.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	MGAM Systems, Inc. and MegaBingo, Inc. 206 Wild Basin Road, Building B, 4th Floor Austin, Texas 78746 Attn: Mr. Craig Nouis FAX: (512) 334-7695

If to Bank:	Comerica Bank-California 300 W. Sixth Street, Suite 1300 Austin, Texas 78701 Attn: Paul R. Gerling FAX: (512) 427-7178

with a copy to:	Comerica Bank-California Commercial Loan Services Department 9920 S. La Cienega Blvd., 14th Floor Inglewood, CA 90301 Attn: Loan Documentation FAX: (310) 338-6110

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

12.	GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. If more than one Person executes this Agreement as Borrower, each Person shall be fully and personally obligated to keep all the promises made in the Agreement, including without limitation the obligation to pay the full amounts owed.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MGAM SYSTEMS, INC.		MEGABINGO, INC.

By:	/s/ Clifton E. Lind	By:	/s/ Clifton E. Lind

Title:	CEO	Title:	CEO

COMERICA BANK-CALIFORNIA

		By:	/s/ Phillip A. Wright

		Title:	Vice President